Inuvo Announces Financial Results for First Quarter of 2023

Hosting a Webinar on Friday, May 5, 2023, at 9:00 A.M. Eastern Time; Unveiling New Developments Powered by its Generative AI Technology

LITTLE ROCK, AR, May 4, 2023 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today provided a business update, and announced its financial results for the first quarter ended March 31, 2023.

Richard Howe, CEO of Inuvo, stated, “The Company had a strong fiscal 2022, growing 26.5% year-over-year to $76.5 million. As expected, and discussed on our March year-end call, we started 2023 lower compared with the prior year because of a softening in demand for advertising and the loss of a client. Nevertheless, we delivered $11.8 million of revenue in the first quarter, a seasonally weaker period. Importantly, we have a strong sales pipeline we look forward to converting over the next few months. We attribute this demand to the growing obsolescence of identity and data technologies in the wake of the cookie’s demise and the superiority of the technology we have now demonstrated across many clients.”

Mr. Howe continued, “The launch of ChatGPT and Google Bard this year signals that we have entered the age of artificial intelligence. This category of generative AI is differentiated from all other forms of AI by a language model trained on a large corpus of data. We have invested over $50 million dollars in developing, implementing, and patenting exactly this type of system over many years, which is extremely unique and proprietary to Inuvo. We anticipated this AI future and, as a result, we are well ahead of any AdTech competitors. Tomorrow morning, we will demonstrate how the IntentKey AI can generate marketable audiences, at-will, with unprecedented relevance and without persistent and intrusive consumer tracking, identity or data.”

Mr. Howe concluded, “As a technology company at the forefront of artificial intelligence, we continue to make significant advancements to our platform. We have been working aggressively behind the scenes on new initiatives that we believe will transform both the Company and the industry, which we look forward to sharing in the upcoming webinar and press releases.”

Financial Results for the Three Months Ended March 31, 2023

Net revenue for the first quarter of 2023 totaled $11.8 million, compared to $18.6 million for the same period last year. The lower revenue is due to the loss of a Direct customer in the fourth quarter of last year and a general softening of demand for ad placements across the Internet. Revenue from Indirect clients increased 1% over the same quarter last year.

Cost of revenue for the first quarter of 2023, totaled $3.2 million, compared to $8.7 million for the same period last year. The decrease in the cost of revenue for the three months ended March 31, 2023, as compared to the same period last year, was primarily related to the lower revenue in the current quarter.

Gross profit for the first quarter of 2023 totaled $8.7 million as compared to $9.9 million for the same period last year. The higher gross margin in the current year quarter, 73.1% compared to 53.5% in the same quarter last year is due to revenue mix, where a greater percent of the revenue this year was from Indirect customers which typically have higher gross margins. Direct client margins also increased in the first quarter versus both the fourth and first quarters in 2022.

Operating expenses for the first quarter of 2023 totaled $12.1 million, largely unchanged from the same period last year. Marketing costs for the three months ended March 31, 2023, was relatively flat compared to the same period in 2022 in spite of lower overall revenue. Compensation expense was higher for the three months ended March 31, 2023, compared to the same time period in 2022 due primarily to higher salary expense and commission expense. General and administrative costs for the three months ended March 31, 2023, decreased 8% compared to the same period in 2022 due primarily to lower professional fees and depreciation and amortization expense.

Net loss for the first quarter of 2023 was $3.4 million, or $0.03 per basic and diluted share, as compared to net loss of $2.1 million, or $0.02 per basic and diluted share, for the same period last year.

Adjusted EBITDA [see reconciliation table below] was a loss of approximately $2.3 million in the first quarter of 2023, compared to an Adjusted EBITDA loss of approximately $703 thousand for the same period last year.

Liquidity and Capital Resources:

On March 31, 2023, Inuvo had $2.0 million in cash and cash equivalents, $732 thousand of working capital, and a working capital facility of $5.0 million with $593 thousand drawn down.

As of March 31, 2023, Inuvo had 121,640,362 common shares issued and outstanding.

The Company will host a webinar unveiling new developments powered by its generative AI technology on Friday, May 5, 2023, at 9:00 a.m. Eastern Time.

Webinar:
Date:          May 5, 2023
Time:          9:00 am (EDT)
Webcast Link:      https://zoom.us/webinar/register/WN_EpHm22OrQOWkdZjBNBVhgw#/registration
Webinar Replay: www.inuvo.com/investor/

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inuvo’s quarter-end financial close process and preparation of financial statements for the quarter that are subject to risks and uncertainties that could cause results to be materially different than expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed on March 10, 2023, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
David Waldman / Natalya Rudman
Crescendo Communications, LLC
Tel: (212) 671-1020
inuv@crescendo-ir.com

(Tables follow)

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended	
	March 31 2023	March 31 2022
Net revenue	$11,847,440	$ 18,609,367
Cost of revenue	3,190,563	8,661,506
Gross profit	8,656,877	9,947,861
Operating expenses		
Marketing costs	7,087,550	7,169,449
Compensation	3,422,841	3,157,706
General and administrative	1,581,889	1,726,672
Total operating expenses	12,092,280	12,053,827
Operating loss	(3,435,403)	(2,105,966)
Financing expense, net	(19,120)	(999)
Other income (expense) , net	14,418	17,702
Net loss	(3,440,105)	(2,089,263)
Other comprehensive income		
Unrealized gain (loss) on marketable securities	84,868	(98,156)
Comprehensive loss	(3,355,237)	(2,187,419)
Earnings per share, basic and diluted		
Net loss	($0.03)	($0.02)
Weighted average shares outstanding		
Basic	120,970,597	119,282,114
Diluted	120,970,597	119,282,114

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA
We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.